UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 23, 2008

McDONALD’S CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One McDonald’s Plaza

Oak Brook, Illinois

(Address of Principal Executive Offices)

60523

(Zip Code)

(630) 623-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On January 24, 2008, the Board of Directors (the “Board”) of McDonald’s Corporation (the “Company”) elected Ralph Alvarez, the Company’s President and Chief Operating Officer, as a member of the Board.

Appointment of Chief Accounting Officer

Effective February 1, 2008, Kevin Ozan, 44 years old, Corporate Vice President – Assistant Controller of the Company, will succeed Peter J. Bensen as Corporate Senior Vice President – Corporate Controller of the Company. Mr. Bensen succeeded Matthew H. Paull as Chief Financial Officer of the Company effective January 1, 2008. Mr. Ozan has been with the Company for more than 10 years. Mr. Ozan has served as Corporate Vice President – Assistant Controller since May 2007. Prior thereto, he served as a Senior Director in the following areas: Investor Relations (May 2006 to April 2007), Chicago Region Finance (August 2004 to April 2006), and Corporate Controller Group (March 2002 to August 2004).

As a result of Mr. Ozan’s promotion, he will become eligible to participate in McDonald’s Cash Performance Unit Plan, or “CPUP,” for the performance period from January 1, 2007 to December 31, 2009. Mr. Ozan’s CPUP award for this performance period will be determined on a pro-rated basis from February 1, 2008. The pro-rated target CPUP award for Mr. Ozan is $170,583. The CPUP operates on a three-year cycle with a cumulative payout at the end of the cycle. The final payout is based on the entire performance period. The performance measures used to calculate CPUP payouts for the 2007-2009 performance cycle are described on the Company’s Form 8-K filed on February 21, 2007. The maximum final payout that Mr. Ozan can earn under the CPUP is 230% of the pro-rated target award.

Approval of the Target Incentive Plan

On January 23, 2008, the Compensation Committee of the Board (the “Committee”) approved the McDonald’s Corporation Target Incentive Plan (the “Plan”).

The Plan governs annual cash incentive awards for employees at the level of Senior Vice President and above. Generally, the Plan formalizes the Company’s existing practice with respect to annual cash incentive awards under its broad-based annual incentive plan or “TIP.”

The Plan provides that awards will be earned over a calendar year performance period. Awards to covered employees who are U.S. taxpayers will be paid no later than March 15 of the year following the performance period. Payment of awards under the Plan is generally subject to the employee’s continued employment with the Company as of the payment date. However, the Plan provides that the Committee may permit payment of full or pro-rated awards in specified circumstances involving termination of employment. In addition, the Plan provides for payment of pro-rated awards where an employee begins employment or changes jobs during a performance year.

Awards under the Plan are subject to recoupment by the Company if the recipient engages in willful fraud that causes harm to the Company or that is intended to manipulate the applicable performance measures.

In addition to the Plan, the Company maintains the McDonald’s Corporation 2004 Cash Incentive Plan (the “Incentive Plan”). The Incentive Plan is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code. Awards under the Plan to executives with respect to whom Section 162(m) applies are also subject to the terms of the Incentive Plan.

The foregoing summary of the Plan is qualified in its entirety by the definitive plan, a copy of which is attached hereto.

Approval of Payout Structure for 2008 TIP Awards

On January 23, 2008, the Committee approved the payout structure for TIP for 2008, as well as the parameters for determining final awards. For employees at the level of Senior Vice President and above, these awards are granted subject the terms of the Plan and payouts will be made in accordance with the Plan’s provisions.

The target TIP awards for the “named executive officers” for whom disclosure was required in the Company’s most recent proxy statement (other than Matthew H. Paull and Michael J. Roberts) are as shown in the table below. Matthew H. Paull will not receive a TIP award under the Plan for 2008 because he will retire from McDonald’s on or about February 28, 2008. Michael J. Roberts is not eligible for TIP awards since his employment terminated on December 31, 2007.

Named Executive Officer	Position	Target TIP Award as Percentage of Base Salary
James A. Skinner	Chief Executive Officer	150%
Ralph Alvarez	President / Chief Operating Officer	125%
Denis Hennequin	President of McDonald’s Europe	75%
Timothy Fenton	President of Asia, Pacific, Middle East and Africa (“APMEA”)	75%

TIP payouts are determined by a combination of a team performance factor and an individual performance factor.

For Messrs. Skinner and Alvarez, the team factor measures corporate performance. For Messrs. Hennequin and Fenton, the team factor is based on a combination of corporate performance and the performance of Europe and APMEA, respectively, reflecting their responsibilities.

The team factor is determined primarily by growth in operating income over 2007. The named executive officers listed above, like all other employees, are generally not eligible to receive a TIP payout if the Company does not achieve growth in operating income in 2008. Operating income is measured on a consolidated or geographic business unit level, as applicable.

Individual performance is measured against various qualitative performance factors, including setting and achieving goals that are in line with McDonald’s strategic focus.

The maximum TIP award that any of the named executive officers can earn in 2008 is 250% of the target award.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	McDonald’s Corporation Target Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD’S CORPORATION
(Registrant)

Date: January 29, 2008	By:	/s/ Denise A. Horne
Denise A. Horne
Corporate Vice President—
Associate General Counsel and Assistant Secretary

Exhibit Index

Exhibit No. 99.1	McDonald’s Corporation Target Incentive Plan